UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2026

PTC THERAPEUTICS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Warren Corporate Center Drive
Warren, NJ	07059
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 222-7000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PTCT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2026, PTC Therapeutics, Inc., (the “Company”) appointed Jessica Chutter to its board of directors (the “Board”), effective immediately, filling a vacancy on the Board. Ms. Chutter will serve as a Class I director with a term expiring at the annual meeting of stockholders to be held in 2026.

Ms. Chutter has over 40 years’ experience in healthcare investment banking, all at Morgan Stanley & Co. LLC and its affiliates (“Morgan Stanley”), a leading global financial services firm. She was a Managing Director from 1998 to February 2026 and most recently served as Vice Chair of Healthcare Investment Banking from 2020 to February 2026 and Chair of Biotechnology Investment Banking from May 2010 to February 2026. From 1998 to May 2010, she was co-head of Biotechnology Investment Banking and from 1982-1984 and 1986-1997 served in various positions in healthcare investment banking. In her role, she helped build the biotechnology franchise at Morgan Stanley and advised biotechnology companies and pharmaceutical companies on strategic and capital markets considerations, including mergers and acquisitions, initial public offerings, and common stock and convertible financings and valuation analyses.

She is a member of the Board of Trustees of The Hospital for Sick Children and a director of Toronto Innovation Acceleration Partners, a not for profit and commercializations hub that translates health science research from member institutions.

Ms. Chutter earned an MBA from Harvard Business School and Bachelor of Arts in Commerce and Honors Economics from McGill University.

In connection with Ms. Chutter’s appointment to the Board, she will be entitled to compensation in accordance with the Company’s outside director compensation policy, under which each non-employee director receives a base annual retainer of $50,000 per year for service as a Board member. The Company will also reimburse Ms. Chutter for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which she serves.

In addition, in accordance with the Company's outside director equity compensation policy, the Company granted Ms. Chutter, pursuant to the Company’s Amended and Restated 2013 Long-Term Incentive Plan, (i) an “initial director equity grant” consisting of 3,475 stock options to purchase shares of the Company’s common stock, which vest equally on a monthly basis over 36 months beginning on the one month anniversary of the grant date and 4,000 restricted stock units, which shares underlying such restricted stock units vest in three equal annual installments commencing on March 24, 2027, and (ii) an “annual director equity grant”, pro-rated for the remainder of 2026, consisting of 2,896 stock options to purchase shares of the Company’s common stock, which vest in ten equal monthly installments commencing on April 2, 2026, and 3,333 restricted stock units, with 1,000 shares underlying such restricted stock units vesting on June 2, 2026, and the remaining 2,333 shares vesting on January 2, 2027. Beginning in 2027, Ms. Chutter will be eligible for equity award grants on the same terms as other continuing members of the Board.

There is no arrangement or understanding between Ms. Chutter and any other persons pursuant to which Ms. Chutter was elected as a director. In addition, Ms. Chutter is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On March 25, 2026, the Company issued a press release in which it announced the appointment of Ms. Chutter described above. A copy of the press release is attached to this Current Report on Form 8-K (this “Report”) as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing. All website addresses given in this Report or incorporated herein by reference are for information only and are not intended to be an active link or to incorporate any website information into this Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated March 25, 2026 issued by PTC Therapeutics, Inc.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Therapeutics, Inc.

Date: March 25, 2026	By:	/s/ Pierre Gravier
	Name:	Pierre Gravier
	Title:	Chief Financial Officer